Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ARROWHEAD RESEARCH CORPORATION

Arrowhead Research Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of this Corporation, as amended, and declaring said amendment to be advisable;

SECOND: The stockholders of the Corporation have duly approved said amendment by the required vote of such stockholders, such approval being in accordance with the terms of the Certificate of Incorporation, as amended, and Sections 211 and 242 of the General Corporation Law of the State of Delaware;

THIRD: The Certificate of Incorporation, as amended, is hereby amended by deleting in its entirety the last paragraph of Article Fourth and replacing it with the following paragraph:

“Stock Split. As of 12:01 A.M. (Eastern Time) on November 17, 2011 (the “Effective Time”), each issued and outstanding share of the Corporation’s Common Stock shall automatically, and without any action on the part of the Corporation or the holder thereof, be reclassified as and reduced to 1/10 of a share of Common Stock (such reduction of shares designated as the “Reverse Stock Split”). The par value of the Corporation’s Common Stock following the Reverse Stock Split shall remain $0.001 per share. No fractional shares will be issued in connection with the Reverse Stock Split and the Corporation shall instead pay in cash the fair value of fractional shares, determined as of the Effective Time, that otherwise would have been issued.”

FOURTH: This Certificate of Amendment, and the reverse stock split contemplated hereby, shall become effective at 12:01 A.M. (Eastern Time) on November 17, 2011.

IN WITNESS WHEREOF, Arrowhead Research Corporation has caused this Certificate of Amendment to be signed by its Chief Financial Officer, Kenneth Myszkowski, on this 15th day of November, 2011.

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Kenneth Myszkowski
Kenneth Myszkowski
Chief Financial Officer